Exhibit 99





April 23, 2003


FOR IMMEDIATE RELEASE:



CONTACT:
     Brian R. Buckley, Vice President
     Community Investors Bancorp, Inc.
     P.O. Box 766 Bucyrus, Ohio 44820 (419) 562-7055

Community Investors Bancorp, Inc. Reports Net Earnings For The Nine and Three Months Ended March 31, 2003


Bucyrus, Ohio - Community Investors Bancorp, Inc. (Nasdaq: "CIBI"), parent company of First Federal Community Bank of Bucyrus, reported net earnings of $846,000, or $.79 per basic share, for the nine months ended March 31, 2003, compared to the $915,000, or $.85 per basic share, of net earnings recorded for the nine month period ended March 31, 2002. The Company reported a $240,000, or 15.2%, increase in general, administrative and other expense, which was partially offset by a $31,000, or 11.4%, increase in other income, and a $81,000 decrease in the provision for losses on loans. The increase in general, administrative and other expense primarily reflects an increase in health and other benefit plan costs, an increase in data processing costs and expenses incurred as the Company continues it's growth initiatives, including a data processing systems conversion and the construction of two new branch office facilities. The conversion to the new data processing platform, completed in September 2002, will allow the Company to enhance its product offerings, provide better service to its customers and provide for future growth. The two new office locations are currently scheduled to open by June and September 2003.

Net earnings for the quarter ended December 31, 2002 totaled $257,000, or $.24 per basic share, a decrease of $63,000, or 19.7%, compared to net earnings of $320,000, or $.30 per basic share, reported in the 2002 quarter. The decrease in quarterly net earnings was due primarily to a $92,000 increase in general, administrative and other expense, which was partially offset by a $48,000 decrease in the provision for losses on loans.

Community Investors Bancorp, Inc. reported total assets at March 31, 2003, of $122.5 million, total liabilities of $109.7 million, including total deposits of $87.9 million and total stockholders' equity of $12.7 million.

First Federal Community Bank of Bucyrus has served the Bucyrus and Crawford County area since 1888. The Company currently has three office locations plus a free-standing ATM facility in the Bucyrus area.

                        Community Investors Bancorp, Inc.

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)

                                                                                 March 31,            June 30,
         ASSETS                                                                       2003                2002
Cash and cash equivalents                                                         $ 11,115            $  7,551
Investment securities                                                                9,205               8,655
Mortgage-backed securities                                                           2,488               4,694
Loans receivable                                                                    95,521              95,669
Other assets                                                                         4,145               3,221
                                                                                   -------             -------

         Total assets                                                             $122,474            $119,790
                                                                                   =======             =======

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                                          $ 87,957            $ 85,656
Advances from the Federal Home Loan Bank                                            21,256              21,334
Other liabilities                                                                      512                 476
                                                                                   -------             -------
         Total liabilities                                                         109,725             107,466

Shareholders' equity                                                                12,749              12,324
                                                                                   -------             -------

         Total liabilities and shareholders' equity                               $122,474            $119,790
                                                                                   =======             =======


                        Community Investors Bancorp, Inc.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)

                                                                  Nine months ended                  Three months ended
                                                                       March 31,                          March 31,
                                                                 2003           2002                2003           2002
Total interest income                                          $5,492         $6,098              $1,740         $1,960

Total interest expense                                          2,657          3,290                 834            972
                                                                -----          -----               -----          -----

         Net interest income                                    2,835          2,808                 906            988

Provision for losses on loans                                      35            116                   8             56
                                                                -----          -----               -----          -----

         Net interest income after provision
           for losses on loans                                  2,800          2,692                 898            932

Other income                                                      302            271                 105             73

General, administrative and other expense                       1,821          1,581                 613            521
                                                                -----          -----               -----          -----

         Earnings before income taxes                           1,281          1,382                 390            484

Federal income taxes                                              435            467                 133            164
                                                                -----          -----               -----          -----

         NET EARNINGS                                          $  846         $  915              $  257         $  320
                                                                =====          =====               =====          =====

         EARNINGS PER SHARE
           Basic                                               $0.79           $0.85              $0.24           $0.30
                                                                ====            ====               ====            ====

           Diluted                                             $0.77           $0.82              $0.23           $0.29
                                                                ====            ====               ====            ====